INTEGRA LIFESCIENCES HOLDINGS CORPORATION

                      SUPPLEMENT NO. 2 TO OFFER TO EXCHANGE

            2 1/2% CONTINGENT CONVERTIBLE SUBORDINATED NOTES DUE 2008

                           FOR ANY AND ALL OUTSTANDING

            2 1/2% CONTINGENT CONVERTIBLE SUBORDINATED NOTES DUE 2008

                      (CUSIP NOS. 457985AA7 AND 457985AB5)

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 26, 2006, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE "EXPIRATION DATE"). HOLDERS OF OLD NOTES MUST TENDER, AND NOT WITHDRAW, THEIR OLD NOTES PRIOR TO THE EXPIRATION DATE TO BE ELIGIBLE TO EXCHANGE THEIR OLD NOTES FOR NEW NOTES (AS DESCRIBED BELOW).

         This Supplement No. 2 to the Offer to Exchange (this "Supplement") amends and supplements the Offer to Exchange and related Letter of Transmittal dated July 17, 2006, and amended by the Supplement thereto filed on July 31, 2006 (as so amended, the "Offer to Exchange"), pursuant to which Integra LifeSciences Holdings Corporation, a Delaware corporation ("Integra" or the "Company"), offered (i) to exchange $1,000 in principal amount of 2 1/2% Contingent Convertible Subordinated Notes due 2008 (the "New Notes") and (ii) a one time cash payment (an "Exchange Fee") equal to $2.50 for each $1,000 in principal amount of our outstanding 2 1/2% Contingent Convertible Subordinated Notes due 2008 (the "Old Notes" and together with the New Notes, the "Notes") that is properly tendered and accepted for exchange upon the terms and subject to the conditions set forth in the Offer to Exchange, this Supplement and in the related Letter of Transmittal (the "Letter of Transmittal"). The offer to exchange the Notes (including the payment of an Exchange Fee) pursuant to the Offer to Exchange and this Supplement is referred to herein as an "Offer."

         The Offer will expire at 5:00 p.m., New York City time, on September 26, 2006 unless extended by the Company and subject to the right of the Company, in its sole discretion, subject to applicable law, to terminate, withdraw or amend the Offer at any time as discussed below. Any extension of the Offer will be announced by press release no later than 9:00 a.m. New York City time, on the next Nasdaq Global Select Market trading day after the previously scheduled Expiration Date.

         Any questions or requests for assistance concerning the Offer may be directed to Georgeson Inc. (referred to herein as the "Information Agent") at the address and telephone number set forth on the back cover of this Supplement. Requests for additional copies of the Offer to Exchange, any supplements, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Supplement. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                                 Georgeson Inc.
                          17 State Street - 10th Floor
                               New York, NY 10004
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (866) 482-4943

August 28, 2006

         Integra is amending and supplementing the Offer to Exchange. The following information supplements, amends and revises the information provided in the Offer to Exchange and therefore should be read carefully in conjunction with the Offer to Exchange.

         (1) The Offer has been extended from 5:00 p.m., New York City time, on August 28, 2006, until 5:00 p.m., New York City time, on September 26, 2006, unless further extended by the Company and subject to the right of the Company, in its sole discretion, subject to applicable law, to terminate, withdraw or amend the Offer at any time as discussed below. Any additional extension of the Offer will be announced by press release no later than 9:00 a.m. New York City time, on the next Nasdaq Global Select Market trading day after the previously scheduled Expiration Date.

         (2) On page 12 of the Offer to Exchange, the following language is hereby added after "Summary Comparison of the Old Notes and the New Notes--Conversion Price":

--------------------------------------------------------------------------------

MAKE WHOLE PREMIUM UPON DESIGNATED EVENT . . .    If a designated event occurs
                                                  at any time prior to March 15,
                                                  2008, we will pay, to the
                                                  extent described below, a make
                                                  whole premium on New Notes
                                                  converted in connection with a
                                                  designated event by increasing
                                                  the conversion rate applicable
                                                  to the New Notes.

                                                  The amount of the increase in
                                                  the applicable conversion
                                                  rate, if any, will be based on
                                                  our common stock price and the
                                                  effective date of the
                                                  designated event. A
                                                  description of how the
                                                  increase in the applicable
                                                  conversion rate will be
                                                  determined and a table showing
                                                  the increase that would apply
                                                  at various common stock prices
                                                  and designated event effective
                                                  dates are set forth under
                                                  "Description of New
                                                  Notes--Make Whole Premium Upon
                                                  Designated Event."
--------------------------------------------------------------------------------


         (3) On page 47 of the Offer to Exchange, the following language is hereby added in place of the test in the fourth bullet point in the first paragraph in the section entitled "Description of New Notes--Conversion Rights":

         o we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change in control occurs pursuant to which our common stock would be converted into cash, stock or other property unless all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change in control consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the New Notes become convertible solely into the following for each $1,000 principal amount of New Notes being converted, subject to the right to elect to pay the net share amount (as defined in "--Payment Upon Conversion") in cash: (1) cash equal to the sum of the daily cash amounts (as defined in "--Payment Upon Conversion"), and (2) net shares (as defined in "--Payment Upon Conversion") with a value equal to the net share amount, in each case for each of the 15 trading days during the related observation period (as defined in "--Payment Upon Conversion") (it being understood that the term "common stock" for the purpose of the defined terms used in this clause shall refer to the equity consideration payable to holders of common stock in connection with such a transaction).

         (4) On page 53 of the Offer to Exchange, the following is hereby added above the section entitled "Description of New Notes--Consolidation, Merger and Sale of Assets":

MAKE WHOLE PREMIUM UPON DESIGNATED EVENT

         If a designated event (as defined below) occurs at any time prior to March 15, 2008, we will pay, to the extent described below, a make whole premium if you convert your New Notes in connection with any such transaction by increasing the conversion rate applicable to such New Notes if and as required below. A conversion of the New Notes by a holder will be deemed for these purposes to be "in connection with" a designated event if the conversion notice is received by the conversion agent on or subsequent to the date 15 trading days prior to the date announced by us as the anticipated effective date of the designated event but before the close of business on the trading day immediately preceding the related designated event date. Any make whole premium will have the effect of increasing the amount of cash, securities or other assets otherwise due to the holder. The applicable conversion rate will be determined by reference to the table below and is based on the date on which the designated event becomes effective, which we refer to as the "effective date," and the price, which we refer to as the "stock price," paid, or deemed to be paid, per share of our common stock in the transaction constituting the designated event, subject to adjustment as described below. If holders of our common stock receive only cash upon the occurrence of a designated event, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the daily closing prices of our common stock for the five consecutive trading days prior to the effective date.

         A "designated event" means any event that constitutes a change in control or would constitute a change in control but for the existence of an "Excess Market Price Event" (as defined in "--Purchase of New Notes Upon a Change in Control").

         The following table shows the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and the effective date set forth below.

                     ------------------------------------------------------------------------------------------------
                                                               STOCK PRICE
                     ================================================================================================
                     $23.55   $25.00   $30.00   $35.00   $40.00   $45.00   $50.00  $55.00   $60.00   $65.00   $70.00
9/26/2006              11.8      9.8      5.5      3.1      1.8      1.1      0.7     0.5      0.3      0.3      0.2
3/15/2007              11.8      9.8      5.1      2.5      1.3      0.6      0.3     0.2      0.1      0.1      0.1
3/15/2008               0.0      0.0      0.0      0.0      0.0      0.0      0.0     0.0      0.0      0.0      0.0

         The actual stock price and effective date may not be set forth on the table, in which case:

     (1) if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

     (2) if the stock price on the effective date exceeds $70.00 share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

     (3) if the stock price on the effective date is less than $23.55 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

         The stock prices set forth in the first row of the table above will be adjusted as of any date on which the conversion rate of the New Notes is adjusted as set forth under the conversion procedures above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under the conversion procedures, other than by operation of an adjustment to the conversion rate by virtue of the make whole premium as described above.

         The additional shares, if any, or any cash delivered to satisfy our obligations to holders that convert their New Notes in connection with a designated event will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the designated event transaction.

         Our obligation to deliver the additional shares, or cash to satisfy our obligations, to holders that convert their New Notes in connection with a designated event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

         (5) On page 52 of the Offer to Exchange, the following language is hereby added in place of the paragraph beginning with the phrase "However, a change in control" in the section entitled "Description of New Notes--Purchase of New Notes Upon a Change in Control":

         However, a change in control will not be deemed to have occurred if (i) at least 90% of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change in control above consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the New Notes become convertible solely into the following for each $1,000 principal amount of New Notes being converted, subject to the right to elect to pay the net share amount in cash:
(1) cash equal to the sum of the daily cash amounts, and (2) net shares with a value equal to the net share amount, in each case for each of the 15 trading days during the related observation period (it being understood that the term "common stock" for the purpose of the defined terms used in this clause shall refer to the equity consideration payable to holders of common stock in connection with a change in control); or (ii) the market price per share of our common stock for any five trading days within (a) the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of the change in control under the first bullet point above; or (b) the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change in control under the second or third bullet point above, equals or exceeds 110% of the conversion price of the notes in effect on each such trading day. Any event satisfying clause (ii) shall constitute an "Excess Market Price Event".

         (6) On p. 41 of the Offer to Exchange, following language is hereby added after the section entitled "The Offer to Exchange--Transfer Taxes":

STOCK REPURCHASES

         Since the commencement of the Offer on July 17, 2006 Integra repurchased 401,450 shares of its common stock at a total cost of $14,554,878.43 including commission at $0.03 per share. As a result of these purchases and the amendments to the Offer, Integra is extending the Offer for 20 business days from the date of Supplement No. 2 to the Offer to Exchange. The following trades were made since the commencement of the Offer:

         o On August 4, 2006 Integra purchased 20,750 shares at a total cost of $739,658.65 including commission;

         o On August 7, 2006 Integra purchased 36,900 shares at a total cost of $1,310,676.93 including commission;

         o On August 8, 2006 Integra purchased 36,900 shares at a total cost of $1,324,879.74 including commission;

         o On August 9, 2006 Integra purchased 36,900 shares at a total cost of $1,327,728.42 including commission;

         o On August 10, 2006 Integra purchased 36,900 shares at a total cost of $1,320,732.18 including commission;

         o On August 11, 2006 Integra purchased 16,900 shares at a total cost of $603,037.63 including commission;

         o On August 14, 2006 Integra purchased 44,000 shares at a total cost of $1,571,952.80 including commission;

         o On August 15, 2006 Integra purchased 8,000 shares at a total cost of $287,024.80 including commission;

         o On August 16, 2006 Integra purchased 44,000 shares at a total cost of $1,592,984.80 including commission;

         o On August 17, 2006 Integra purchased 35,000 shares at a total cost of $1,297,338.00 including commission;

         o On August 18, 2006 Integra purchased 36,500 shares at a total cost of $1,352,200.90 including commission;

         o On August 21, 2006 Integra purchased 40,000 shares at a total cost of $1,501,080.00 including commission; and

         o On August 22, 2006 Integra purchased 8,700 shares at a total cost of $325,583.58 including commission.

                                       ***

         Integra has filed an amendment to the Tender Offer Statement on Schedule TO (as amended, "Schedule TO") with the SEC furnishing the above information and may file further amendments thereto with respect to the Offer. The Schedule TO and any and all amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner described on page 71 of the Offer to Exchange under the section entitled "Where You Can Find More Information."

         Except as modified by this Supplement and any amendments to Schedule TO, the terms and conditions set forth in the Offer to Exchange remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Exchange and the related Letter of Transmittal.

         To obtain additional copies of the Offer to Exchange or any supplements, please contact the Information Agent. Any questions about the Offer or procedures for accepting the Offer may be directed to the Information Agent.

                     The Information Agent for the Offer is:

                                 Georgeson Inc.
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (866) 482-4943

                      The Exchange Agent for the Offer is:

                     Wells Fargo Bank, National Association

                         Call Toll Free: (800) 344-5128

   BY REGISTERED AND CERTIFIED MAIL         BY OVERNIGHT COURIER OR REGULAR MAIL:              BY HAND DELIVERY
        Wells Fargo Bank, N.A.                     Wells Fargo Bank, N.A.                   Wells Fargo Bank, N.A.
      Corporate Trust Operations                 Corporate Trust Operations                Corporate Trust Services
             MAC N9303-121                              MAC N9303-121                        608 2nd Avenue South
             P.O. Box 1517                         6th & Marquette Avenue               Northstar East Building - 12th
                                                                                                     Floor
         Minneapolis, MN 55480                      Minneapolis, MN 55479                    Minneapolis, MN 55402

                                       or

                           BY FACSIMILE TRANSMISSION:
                                 (612) 667-6282

         If you have questions about the Company you may contact the Company at the address or telephone number set forth below:

                    Integra LifeSciences Holdings Corporation
                              311 Enterprise Drive
                          Plainsboro, New Jersey, 08536
                    Attention: Investor Relations Department
                                 (609) 936-2491